Exhibit (m)(2)

EXCELSIOR FUNDS, INC.

EXCELSIOR FUNDS TRUST

CLASS A SHARES SHAREHOLDER SERVICING AND DISTRIBUTION PLAN

This Shareholder Servicing and Distribution Plan (the “Plan”) relating to the Class A shares (collectively, the “Shares”) of the legal entities listed on Exhibit I hereto (each, the “Company”), on behalf of each respective series thereof listed on Exhibit I (each a “Fund”), has been adopted by the Board members of each Company (the “Board Members”), in conformity with Rule 12b-1 under the Investment Company Act of 1940, as amended (the “1940 Act”).

Section 1. The Company, on behalf of each Fund that is a series thereof, will pay to Columbia Management Distributors, Inc., a Massachusetts corporation (“CMD”), or to such other person as may from time to time be engaged and appointed to act as the distributor of its Shares (each such person, including CMD, a “Distributor”) and such persons as may from time to time be engaged and appointed by the Company or the Distributor to act as shareholder servicing agents with respect to its Shares, a fee (the “Fee”) at an aggregate annual rate not to exceed 0.25% of the Fund’s average daily net assets attributable to such Shares, as compensation for services rendered in connection with the sale of such Shares by the Distributor and related expenses incurred by the Distributor, to reimburse the Distributor for expenses incurred by the Distributor in providing personal services and/or the maintenance of shareholder accounts with respect to the Funds or in compensating or reimbursing shareholder servicing agents for the provision of personal services and/or the maintenance of shareholder accounts with respect to the Funds, and to compensate servicing agents for the provision of personal services provided to investors in the Shares and/or the maintenance of shareholder accounts. Subject to such limit and subject to the provisions of Section 6 hereof, the Fee shall be as approved from time to time by (a) the Board Members and (b) the Disinterested Board Members (as defined below). The Fee shall be accrued daily and paid monthly or at such other intervals as the Board Members shall determine.

The Fee shall be payable to the Distributor or, with respect to such portion of the Fee as the Distributor may from time to time instruct, to the person or persons to whom such Distributor may from time to time instruct the Company to make payments.

Section 2. Payments made to a Distributor or servicing agent pursuant to Section 1 may be used by the Distributor or servicing agent for any purpose, including (but not limited to):

(a) To compensate or reimburse the Distributor and any banks, broker/dealers or other financial institutions that have entered agreements with the Distributor in conformity with Section 8 (“Selling Agents”) for distribution or sales support services rendered, and related expenses incurred, for or on behalf of the Fund. The Distributor may pay all or any portion of the Fee to any Selling Agents (including, but not limited to, any affiliate of the Distributor) as commissions, asset-based sales charges or other compensation with respect to the sale of the Shares, and may retain all or any portion of the Fee as compensation for the Distributor’s services as principal underwriter of the Shares; or

(b)(i) payment of expenses (including overhead expenses) of the Distributor or servicing agent or other recipient for providing personal services to investors in the Fund and/or in connection with the maintenance of shareholder accounts, or (ii) payments to any securities dealer or other organization (including, but not limited to, any affiliate of the Distributor) with which the Distributor has entered into a written agreement for this purpose, for providing personal services to investors in the Fund and/or the maintenance of shareholder accounts. The Fee may be in excess of the cost incurred by the Distributor or any other recipient in connection with the provision of personal services to investors in the Shares and/or the maintenance of shareholder accounts.

Joint distribution or sales support financing with respect to a Fund (which financing may also involve other investment portfolios or companies that are affiliated persons of the Fund, or affiliated persons of the Distributor) shall be permitted in accordance with applicable regulations of the Securities and Exchange Commission as in effect from time to time.

Section 3.

(a) Any officer designated by the Company is authorized to execute and deliver, in the name of and on behalf of the Company, a written agreement with a Distributor in such a form as may be approved by the Trustees from time to time. Such agreement shall authorize the Distributor to enter into written agreements with Selling Agents, based on such form(s) of sales support agreements as may be approved by the Board Members from time to time and on such additional forms of agreement as the Distributor deems appropriate, provided that the Distributor determines that the Company’s responsibility or liability to any person under, or on account of any acts or statements of any such Selling Agent under, any such sales support agreement does not exceed its responsibility or liability under the form(s) approved by the Board Members, and provided further that the Distributor determines that the overall terms of any such sales support agreement are not materially less advantageous to the Company than the overall terms of the form(s) approved by the Board Members.

(b) Any officer designated by the Company is authorized to execute and deliver, in the name of and on behalf of the Company, a written agreement with the Distributor or one or more shareholder servicing agents in such a form as may be approved by the Board Members from time to time and on such additional forms of agreement as such officer deems appropriate, provided that the officer determines that the Company’s responsibility or liability to any person under, or on account of any acts or statements of the Distributor or such servicing agent under, any such shareholder servicing agreement does not exceed its responsibility or liability under the form(s) approved by the Board Members, and provided further that such officer determines that the overall terms of any such shareholder servicing agreement are not materially less advantageous to the Company than the overall terms of the form(s) approved by the Board Members. In addition, the Company may, pursuant to an agreement with the Distributor, authorize the Distributor to enter into agreements with one or more shareholder servicing agents in such a form as may be approved by the Board Members from time to time and on such additional forms of agreement as the Distributor deems appropriate, provided that the Distributor determines that the Company’s responsibility or liability to any person under, or on account of any acts or statements of any such shareholder servicing agent under, any such shareholder servicing agreement does not exceed its responsibility or liability under the form(s) approved by the Board Members, and provided further that the Distributor determines that the overall terms of any such shareholder servicing agreement are not materially less advantageous to the Company than the overall terms of the form(s) approved by the Board Members.

Section 4. Any person authorized to direct the disposition of monies paid or payable by the Company pursuant to this Plan or any related agreement shall provide to the Board Members of the Company, and the Board Members shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

Section 5. This Plan shall continue in effect with respect to any Class A Shares of a Fund for a period of more than one year only so long as such continuance is specifically approved at least annually by votes of the majority of the Board Members and a majority of the Disinterested Board Members, cast in person at a meeting called for the purpose of voting on this Plan.

Section 6. This Plan may not be amended to increase materially the amount to be spent with respect to any Class A Shares of a Fund for distribution hereunder without approval by a vote of at least a majority of the outstanding Class A Shares of such Fund, and all material amendments of this Plan shall be approved in the manner provided for continuation of this Plan in Section 5.

Section 7. This Plan is terminable at any time with respect to s Fund’s Class A Shares by vote of a majority of the Disinterested Board Members, or by vote of a majority of the outstanding Class A Shares of such Fund.

Section 8. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide:

(a). That such agreement may be terminated with respect to the Class A Class of Shares of a Fund at any time, without payment of any penalty, by vote of a majority of the Disinterested Board Members or by vote of a majority of the outstanding Class A Shares of such Fund, on not more than 60 days’ written notice to any other party to the agreement; and

(b) That such agreement shall terminate automatically in the event of its assignment.

Section 9. The Company will preserve copies of this Plan, and any agreement or written report regarding this Plan presented to the Board Members for a period of not less than six years.

Section 10. As used in this Plan, (a) the term “Disinterested Board Members” shall mean those Board Members who are not interested persons of the Company, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms “assignment” and “interested person” shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, and the term “majority of the outstanding Shares of the Fund” shall mean the lesser of the 67% or the 50% voting requirements specified in clauses (A) and (B), respectively, of the third sentence of Section 2(a)(42) of the 1940 Act, all subject to such exemptions as may be granted by the Securities and Exchange Commission.

Section 11. This Plan is adopted by the Board Members as Board Members of the Company, and not individually, and the obligations of the Company hereunder are not those of the Board Members, officers, representatives or agents of the Company individually, but in such capacities, and are not binding upon any of the Board Members, shareholders, officers, representatives or agents of the Company personally, but bind only the assets of the Company, and all persons dealing with a Company or Fund must look solely to the Company property belonging to such Fund for the enforcement of any claims against the Company.

EXHIBIT I

Excelsior Funds, Inc.

Emerging Markets Fund

Energy and Natural Resources Fund

Large Cap Growth Fund

Small Cap Fund

Value and Restructuring Fund

Excelsior Funds Trust

Equity Opportunities Fund

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